Exhibit 99.1

Shake Shack Announces Fourth Quarter and Fiscal Year Ended 2015 Financial Results
- Reports Fourth Quarter Same-Shack Sales of 11.0% and Reiterates Outlook for Fiscal 2016 -

NEW YORK, NY (Business Wire) — March 7, 2016 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK), today reported financial results for the fourth quarter and fiscal year ended December 30, 2015, periods that included 13 and 52 weeks, respectively.
Financial Highlights for the Fourth Quarter 2015:

▪	Total revenue increased 46.8% to $51.1 million.

▪	Shack sales increased 49.2% to $49.3 million.

▪	Same-Shack sales increased 11.0%.

▪	Shack-level operating profit*, a non-GAAP measure, increased 88.1% to $13.9 million, or 28.2% of Shack sales.

▪	Adjusted EBITDA*, a non-GAAP measure, increased 104.5% to $9.9 million.

▪	Net income was $1.2 million, or $0.07 per diluted share.

▪
Adjusted pro forma net income*, a non-GAAP measure, was $2.9 million, or $0.08 per fully exchanged and diluted share, compared to an adjusted pro forma net loss of $(0.3) million, or $(0.01) per fully exchanged and diluted share in the prior year period.

▪	9 system-wide Shack openings, including three domestic company-operated Shacks and six international licensed Shacks.
Financial Highlights for the Fiscal Year 2015:

▪	Total revenue increased 60.8% to $190.6 million.

▪	Shack sales increased 63.5% to $183.2 million.

▪	Same-Shack sales increased 13.3%.

▪	Shack-level operating profit*, a non-GAAP measure, increased 96.8% to $52.9 million, or 28.9% of Shack sales.

▪	Adjusted EBITDA*, a non-GAAP measure, increased 117.7% to $41.1 million.

▪	Net loss was $(8.8) million, or $(0.65) per diluted share.

▪
Adjusted pro forma net income*, a non-GAAP measure, increased 154.9% to $12.0 million, or $0.32 per fully exchanged and diluted share, compared to $4.7 million, or $0.13 per fully exchanged and diluted share in the prior year period.

▪	21 system-wide Shack openings, including 13 domestic company-operated Shacks and 8 international licensed Shacks, representing a 33.3% increase in system-wide Shack count.
* Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income, adjusted EBITDA to net income (loss), and adjusted pro forma net income (loss) to net income (loss), the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Randy Garutti, Chief Executive Officer of Shake Shack, stated, “We are very proud of what we have been able to accomplish in our first year as a public company. 2015 marked a record year for Shake Shack in nearly all metrics, and we will continue to execute our stated growth strategy and connect with our guests the world over. During the fourth quarter we opened three domestic company-operated Shacks and six international Shacks including our first Shack in Tokyo in the Meiji-Jingu Gaien park. Looking ahead, 2016 is shaping up to be another outstanding year with a strong pipeline of new domestic openings, and plans to enter four new markets."

Development Highlights
During the quarter, the Company opened three domestic company-operated Shacks, including additional Shacks in the Las Vegas market, in Downtown Summerlin, and two additional Shacks in the state of New York at Woodbury Commons in Central Valley and in Queens Center Mall in Elmhurst, New York, executing on the development plan for fiscal 2015 by opening 13 domestic company-operated Shacks. Subsequent to the end of the quarter, on February 26, 2016, the Company opened its first Shack in Scottsdale, Arizona in the Fashion Square shopping center. Additionally, the Company opened eight international licensed Shacks, including the first Shack in Japan inside the Meiji-Jingu Gaien park, surpassing its development plan for fiscal 2015 of six international Shacks. Subsequent to the end of the quarter, on February 6, 2016, the Company opened its first Shack in Oman in the City Centre Muscat shopping center.

Location	Type	Opening Date
Baltimore, MD — Inner Harbor	Domestic Company-Operated	February 16
Dedham, MA — Legacy Place	Domestic Company-Operated	March 1
Boston, MA — Newbury Street	Domestic Company-Operated	March 2
Bridgewater, NJ — The Village at Bridgewater Commons	Domestic Company-Operated	May 1
Austin, TX — South Lamar	Domestic Company-Operated	May 5
London, United Kingdom — Westfield Stratford City	International Licensed	May 20
Chicago, IL — Chicago Athletic Association Hotel	Domestic Company-Operated	May 28
Moscow, Russia — Avia Park	International Licensed	May 29
Orlando, FL — I-Drive 360	Domestic Company-Operated	August 19
Austin, TX — The Domain	Domestic Company-Operated	August 26
Skokie, IL — Westfield Old Orchard	Domestic Company-Operated	September 9
New Hyde Park, NY — Lake Success Shopping Center	Domestic Company-Operated	September 17
Las Vegas, NV — Downtown Summerlin	Domestic Company-Operated	October 7
Mahboula, Kuwait — Sidra	International Licensed	October 28
Central Valley, NY — Woodbury Commons	Domestic Company-Operated	October 29
Tokyo, Japan — Gaien	International Licensed	November 13
Doha, Qatar — Gulf Mall	International Licensed	November 21
London, United Kingdom — New Oxford Street	International Licensed	December 18
Cardiff, United Kingdom — St. David's Dewi Sant	International Licensed	December 22
Riyadh, Saudi Arabia — Localizer Mall	International Licensed	December 26
Elmhurst, NY — Queens Center	Domestic Company-Operated	December 30
The Company plans to enter several new markets in 2016, including: (i) Los Angeles, with the first Shack in West Hollywood, CA on Santa Monica Boulevard and a second in Glendale across the Americana at Brand; (ii) the Arizona market, in Scottsdale, at the Fashion Square shopping center and Phoenix, AZ, in the iconic Uptown Plaza; (iii) in Dallas, at Uptown's 11 acre office and retail complex, The Crescent; and lastly, (iv) in the Twin Cities' Mall of America. Internationally, the Company plans to enter South Korea, with its new licensed partner, SPC Group.

Fourth Quarter 2015 Review
Total revenue, which includes Shack sales and licensing revenue, increased 46.8% to $51.1 million in the fourth quarter of 2015, from $34.8 million for the fourth quarter of 2014. Shack sales for the fourth quarter of 2015 were $49.3 million, an increase of 49.2% from $33.1 million in the same quarter last year due primarily to the opening of new Shacks, robust sales at mature Shacks, as well as same-Shack sales growth. Licensing revenue was $1.7 million for both the fourth quarter of 2014 and 2015. Licensing revenue from the eight new international licensed Shacks opened during the year were offset by lower licensing revenue from Shacks in the Middle East and the negative impact from foreign currency exchange rates.
Same-Shack sales increased 11.0% for the fourth quarter of 2015, on a calendar basis, versus 7.2% growth in the fourth quarter last year. The comparable Shack base includes those restaurants open for 24 months or longer. For the fourth quarter of 2015, the comparable Shack base included 21 Shacks versus 13 Shacks for the fourth quarter of 2014.
Average weekly sales for domestic company-operated Shacks was $89,000 for the fourth quarter of 2015 compared to $85,000 for the same quarter last year, a 4.7% increase, primarily due to traffic growth, increased menu prices and favorable shifts in sales mix from menu innovation.

Shack-level operating profit, a non-GAAP measure, increased 88.1% to $13.9 million for the fourth quarter of 2015 from $7.4 million in the same quarter last year. As a percentage of Shack sales, Shack-level operating profit margins increased 590 basis points to 28.2% as a result of higher flow through from lower than anticipated food costs and the leveraging of labor and other operating expenses on the increased Shack sales. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
General and administrative expenses increased to $7.7 million for the fourth quarter of 2015 from $6.0 million in the same quarter last year. As a percentage of total revenue, general and administrative expenses decreased to 15.0% for the fourth quarter of 2015 from 17.2% in the fourth quarter last year, due to the elimination of the management fees paid to USHG, as well as $1.2 million of IPO-related expenses incurred in the prior year, partially offset by $0.8 million of expense recognized during the quarter related to a legal settlement and incremental stock-based compensation expense related to stock options granted in connection with the Company's initial public offering.
Adjusted EBITDA, a non-GAAP measure, increased 104.5% to $9.9 million. As a percent of total revenue, adjusted EBITDA margins increased approximately 540 basis points to 19.3% compared to 13.9% for the year ago period. A reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Net income was $1.2 million, or $0.07 per diluted share, for the fourth quarter of 2015, compared to a net loss of $(1.4) million, or $(0.05) per diluted unit, for the same period last year.
Adjusted pro forma net income, a non-GAAP measure, was $2.9 million, or $0.08 per fully exchanged and diluted share during the fourth quarter of 2015, compared to an adjusted pro forma net loss of $(0.3) million, or $(0.01) per diluted share during the fourth quarter of 2014. A reconciliation adjusted pro forma net income (loss) to net income (loss) is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Fiscal Year 2015 Review
Total revenue increased 60.8% to $190.6 million for fiscal 2015, from $118.5 million for fiscal 2014. The growth in Shack sales was primarily driven by the opening of 13 new domestic company-operated Shacks, as well as same-Shack sales growth.
Shack sales for fiscal 2015 were $183.2 million, an increase of 63.5% from fiscal 2014. Licensing revenue for the fiscal year was $7.4 million, an increase of 13.6% from the prior year. Same-Shack sales increased 13.3% during fiscal year 2015 versus 4.1% growth in the prior year. For fiscal 2015, the comparable Shack base included 21 Shacks, compared to 13 Shacks for fiscal 2014.
Shack-level operating profit, a non-GAAP measure, increased 96.8% to $52.9 million for fiscal 2015 from $26.9 million for fiscal 2014. As a percentage of Shack sales, Shack-level operating profit margins increased approximately 490 basis points to 28.9% due to higher flow through from lower than anticipated food costs and the leveraging of labor and other operating expenses on the increased Shack sales. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Adjusted EBITDA, a non-GAAP measure, increased 117.7% to $41.1 million from $18.9 million for the fiscal year. As a percent of total revenue, adjusted EBITDA increased roughly 570 basis points to 21.6% compared to 15.9% for the year ago period. A reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Net loss was $(8.8) million, or $(0.65) per diluted share, for fiscal 2015, compared to net income of $2.1 million, or $0.07 per diluted unit, for the same period a year ago.
Adjusted pro forma net income, a non-GAAP measure, was $12.0 million, or $0.32 per fully exchanged and diluted share for fiscal 2015, compared to $4.7 million, or $0.13 per fully exchanged and diluted share for fiscal 2014. A reconciliation adjusted pro forma net income (loss) to net income (loss) is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

2016 Outlook
For the fiscal year ending December 28, 2016, the Company is providing the following financial outlook:

▪	Total revenue between $237 million and $242 million.

▪	Same-Shack sales growth between 2.5% and 3.0%.

▪
At least 13 new domestic company-operated Shacks to be opened in 2016 (of the previously stated guidance of 14 new domestic company-operated Shacks, one was opened on the last day of fiscal 2015), with these new Shacks expected to have average annual sales volumes of at least $3.3 million and Shack-level operating profit margins of at least 22%.

▪
Seven licensed Shacks to be opened under the Company's current license agreements in the U.K., Middle East and Japan, as well as a new licensed Shack in Las Vegas' T-Mobile Arena (of the previously stated guidance of eight international licensed Shacks, two opened ahead of schedule in December 2015).

▪	As a percentage of Shack sales, approximately 100 to 150 basis points of deleverage in labor and related expenses on a year-over-year basis.

▪	Adjusted pro forma effective tax rate between 43% and 44%.
Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its fourth quarter and fiscal year 2015 financial results today at 5:00 p.m. EDT.
The conference call can be accessed live over the phone by dialing (888) 481-2877 or for international callers by dialing (719) 457-1035. A replay will be available after the call and can be accessed by dialing (877) 870-5176 or for international callers by dialing (858) 384-5517; the passcode is 9553704. The replay will be available until March 14, 2016.
The conference call will also be webcast live from the Company's Investor Relations website at http://investor.shakeshack.com. An archive of the webcast will be available at the same location on the website shortly after the call has concluded.
Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food and beverages in domestic company-operated Shacks and excludes sales from licensed Shacks.
"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic company-operated Shacks open for 24 months or longer. For fiscal 2015, same-Shack sales growth is calculated on a calendar basis as the Company believes it more accurately reflects the performance of its business as it eliminates the impact of the extra operating week in fiscal 2014 and compares consistent calendar weeks.
"Average unit volumes" or "AUVs" for any 12-month period consist of the average annualized sales of all domestic company-operated Shacks over that period. AUVs are calculated by dividing total Shack sales from domestic company-operated Shacks by the number of domestic company‑operated Shacks open during that period. For Shacks that are not open for the entire period, we make fractional adjustments to the number of Shacks open such that it corresponds to the period of associated sales. The measurement of AUVs allows us to assess changes in guest traffic and per transaction patterns at our domestic company-operated Shacks.

"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, we make fractional adjustments to the number of operating weeks open such that it corresponds to the period of associated sales.

"Shack-level operating profit margin," a non-GAAP measure, is defined as Shack sales less certain operating expenses, including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.
“EBITDA,” a non-GAAP measure, is defined as net income before interest, taxes, depreciation and amortization.
“Adjusted EBITDA,” a non-GAAP measure, is defined as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that the Company does not consider in their evaluation of ongoing operating performance. These items include equity-based compensation expense, non-cash deferred rent adjustments, pre-opening costs, as well as certain non-recurring charges.
"Adjusted pro forma net income," a non-GAAP measure, represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding membership interests of SSE Holdings, LLC for shares of Class A common stock, adjusted for certain non-recurring items the Company does not believe directly reflect their core operations.

Explanatory Note
The historical financial information contained in this press release relate to periods that ended both prior to and after the completion of the Company's initial public offering ("IPO") of 5,750,000 shares of its Class A common stock at a price of $21.00 per share. The Company's Class A common stock began trading on the New York Stock Exchange under the symbol "SHAK" on January 30, 2015, and the IPO closed on February 4, 2015. In connection with the IPO and certain organizational transactions, the Company became a holding company whose principal asset is its equity interest in SSE Holdings, LLC ("SSE Holdings"). As the sole managing member of SSE Holdings, the Company has the sole voting interest in and controls the operations of SSE Holdings. As a result, the Company consolidates the financial results of SSE Holdings and its subsidiaries. The unaudited consolidated financial information and related discussion of financial condition and results of operations contained in this press release relating to periods prior to the IPO pertain to SSE Holdings, the Company's predecessor for financial reporting purposes. As the organizational transactions are considered to be transactions between entities under common control, the financial statements for periods prior to the IPO and organizational transactions have been adjusted to combine the previously separate entities for presentation purposes.
About Shake Shack
Shake Shack® (NYSE: SHAK) is a modern day “roadside” burger stand known for its 100% all-natural, antibiotic-free Angus beef burgers (no hormones added ever), hot dogs, frozen custard, crinkle cut fries, beer and wine (available at select locations), and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community-gathering place with widespread appeal. From its premium ingredients and caring hiring practices to its environmentally responsible designs and deep community investment, Shake Shack’s mission is to Stand For Something Good. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the Company has opened multiple locations in 13 states and the District of Columbia, and international locations including in London, Istanbul, Dubai, Moscow, Tokyo and more.
Investor Contact:
Melissa Calandruccio, ICR
Michelle Epstein, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com
Media Contact:
Edwin Bragg, Shake Shack
(646) 747-6654
ebragg@shakeshack.com

Forward-Looking Statements
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release, including but not limited to expected Shack openings, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. All forward-looking statements are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed from time to time in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, its final prospectus filed on August 13, 2015 pursuant to Rule 424(b)(4), and its final prospectus filed on November 12, 2015 pursuant to Rule 424(b)(3), all of which are available online at www.sec.gov, www.shakeshake.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SHAKE SHACK INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in thousands, except per share amounts)

	Fiscal Quarter Ended				Fiscal Year Ended
	December 30, 2015		December 31, 2014 (1)		December 30, 2015		December 31, 2014 (1)
Shack sales	$49,314	96.6%	$33,054	95.1%	$183,219	96.1%	$112,042	94.5%
Licensing revenue	1,747	3.4%	1,718	4.9%	7,373	3.9%	6,488	5.5%
TOTAL REVENUE	51,061	100.0%	34,772	100.0%	190,592	100.0%	118,530	100.0%
Shack-level operating expenses(2):
Food and paper costs	14,429	29.3%	10,677	32.3%	54,079	29.5%	34,925	31.2%
Labor and related expenses	12,307	25.0%	8,707	26.3%	44,752	24.4%	29,312	26.2%
Other operating expenses	4,728	9.6%	3,325	10.1%	16,307	8.9%	11,191	10.0%
Occupancy and related expenses	3,959	8.0%	2,959	9.0%	15,207	8.3%	9,753	8.7%
General and administrative expenses	7,660	15.0%	5,995	17.2%	37,825	19.8%	18,187	15.3%
Depreciation expense	2,948	5.8%	1,742	5.0%	10,222	5.4%	5,809	4.9%
Pre-opening costs	1,376	2.7%	2,277	6.5%	5,430	2.8%	6,105	5.2%
Loss on disposal of property and equipment	—	—%	77	0.2%	17	—%	105	0.1%
TOTAL EXPENSES	47,407	92.8%	35,759	102.8%	183,839	96.5%	115,387	97.3%
OPERATING INCOME (LOSS)	3,654	7.2%	(987)	(2.8)%	6,753	3.5%	3,143	2.7%
Interest expense, net	80	0.2%	144	0.4%	325	0.2%	363	0.3%
INCOME (LOSS) BEFORE INCOME TAXES	3,574	7.0%	(1,131)	(3.3)%	6,428	3.4%	2,780	2.3%
Income tax expense	528	1.0%	296	0.9%	3,304	1.7%	662	0.6%
NET INCOME (LOSS)	3,046	6.0%	(1,427)	(4.1)%	3,124	1.6%	2,118	1.8%
Less: net income attributable to non-controlling interests	1,800	3.5%	—	—%	11,900	6.2%	—	—%
NET INCOME (LOSS) ATTRIBUTABLE TO SHAKE SHACK INC.	$1,246	2.4%	$(1,427)	(4.1)%	$(8,776)	(4.6)%	$2,118	1.8%

Earnings (loss) per share of Class A common stock(3):
Basic	$0.08		$(0.05)		$(0.65)		$0.07
Diluted	$0.07		$(0.05)		$(0.65)		$0.07
Weighted-average shares of Class A common stock outstanding(3):
Basic	16,585		30,002		13,588		29,977
Diluted	17,317		30,002		13,588		30,122

(1)
The Company operates on a 52/53 week fiscal year that ends on the last Wednesday of the calendar year. Fiscal year 2014 was a 53-week year. The fourth quarter and fiscal year 2014 each contained an extra operating week.

(2)	As a percentage of Shack sales.

(3)
Amounts for the fiscal quarter and fiscal year ended December 31, 2014 represent earnings per outstanding membership unit and weighted-average units outstanding for the Company's predecessor, SSE Holdings and have been retroactively adjusted to give effect to the recapitalization transactions that occurred in connection with the Company’s IPO, including the amendment and restatement of the limited liability company agreement of SSE Holdings to, among other things, (i) provide for a new single class of common membership ownership interests and (ii) exchange all of the then-existing members’ existing ownership interests for the newly-created membership interests. The computations do not consider the 5,750,000 shares of Class A common stock issued to investors in the Company’s IPO or the 339,306 shares of Class A common stock issued upon settlement of outstanding unit appreciation rights under the Company’s Unit Appreciation Rights Plan.

SHAKE SHACK INC.
SELECTED BALANCE SHEET AND OPERATING DATA
(UNAUDITED)
(dollar amounts in thousands)

	December 30, 2015	December 31, 2014
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$70,849	$2,677
Total assets	$379,547	$82,962
Total liabilities	$222,528	$70,362
Total equity	$157,019	$12,600

	Fiscal Quarter Ended		Fiscal Year Ended
	December 30, 2015	December 31, 2014(1)	December 30, 2015	December 31, 2014(1)
SELECTED OPERATING DATA:
Same-Shack sales growth(2)	11.0%	7.2%	13.3%	4.1%
Shacks in the comparable base	21	13	21	13

Shack system-wide sales	$75,503	$61,362	$295,257	$217,442

Average weekly sales
Domestic company-operated	$89	$85	$96	$89

Average unit volumes(2):
Domestic company-operated	n/a	n/a	$4,976	$4,611
International licensed	n/a	n/a	$3,413	$4,588

Shack-level operating profit	$13,891	$7,386	$52,874	$26,861
Shack-level operating profit margin	28.2%	22.3%	28.9%	24.0%

Adjusted EBITDA	$9,862	$4,823	$41,118	$18,886
Adjusted EBITDA margin	19.3%	13.9%	21.6%	15.9%

Capital expenditures	$6,790	$10,630	$32,117	$28,515

Shack counts (at end of period):
System-wide	84	63	84	63
Domestic company-operated	44	31	44	31
Domestic licensed	5	5	5	5
International licensed	35	27	35	27

(1)
The Company operates on a 52/53 week fiscal year that ends on the last Wednesday of the calendar year. Fiscal year 2014 was a 53-week year. The fourth quarter and fiscal year 2014 each contained an extra operating week.

(2)	Excludes sales from the 53rd week.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, EBITDA, adjusted EBITDA, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share (collectively the "non-GAAP financial measures"). The Company believes that these non-GAAP financial measures, when used in conjunction with GAAP financial measures, provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The non-GAAP measures used by the Company are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation.
Shack-Level Operating Profit
Shack-level operating profit and Shack-level operating profit margin are not required by, or presented in accordance with, GAAP. Shack-level operating profit is a supplemental measure of operating performance and our calculations thereof may not be comparable to similar measures reported by other companies. Shack-level operating profit margin has limitations as an analytical tool and should not be considered as a substitute for analysis of our results as reported under GAAP. Management believes that Shack-level operating profit and Shack-level operating profit margin are important measures to evaluate the performance and profitability of each Shack, individually and in the aggregate. The Company uses Shack-level operating profit margin information to benchmark their performance versus their competitors. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP measure, is set forth below.

	Fiscal Quarter Ended		Fiscal Year Ended
(dollar amounts in thousands)	December 30, 2015	December 31, 2014(1)	December 30, 2015	December 31, 2014(1)
Shack-level operating profit	$13,891	$7,386	$52,874	$26,861
Add:
Licensing revenue	1,747	1,718	7,373	6,488
Less:
General and administrative expenses	7,660	5,995	37,825	18,187
Depreciation expense	2,948	1,742	10,222	5,809
Pre-opening costs	1,376	2,277	5,430	6,105
Loss on disposal of property and equipment	—	77	17	105
Operating income (loss)	$3,654	$(987)	$6,753	$3,143

Total revenue	$51,061	$34,772	$190,592	$118,530
Less: licensing revenue	1,747	1,718	7,373	6,488
Shack sales	$49,314	$33,054	$183,219	$112,042

Shack-level operating profit margin	28.2%	22.3%	28.9%	24.0%

(1)
The Company operates on a 52/53 week fiscal year that ends on the last Wednesday of the calendar year. Fiscal year 2014 was a 53-week year. The fourth quarter and fiscal year 2014 each contained an extra operating week.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are non-GAAP supplemental measures of operating performance that do not represent and should not be considered alternatives to net income (loss) or cash flow from operations, as determined by GAAP. EBITDA and Adjusted EBITDA are used by management to measure the operating performance of their business, excluding specifically identified items that management believes do not directly reflect their core operations. A reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable GAAP measure, is set forth below.

	Fiscal Quarter Ended		Fiscal Year Ended
(in thousands)	December 30, 2015	December 31, 2014(1)	December 30, 2015	December 31, 2014(1)
Net income (loss)	$3,046	$(1,427)	$3,124	$2,118
Depreciation expense	2,948	1,742	10,222	5,809
Interest expense, net	80	144	325	363
Income tax expense	528	296	3,304	662
EBITDA	6,602	755	16,975	8,952

Equity-based compensation(2)	1,172	41	4,314	165
Pre-opening costs(3)	1,174	1,764	4,107	4,024
Deferred rent(4)	144	896	1,482	2,830
Loss on disposal of property and equipment(5)	—	77	17	105
Non-recurring compensation expenses related to the IPO(6)	—	—	12,818	—
IPO-related expenses(7)	—	1,180	635	2,675
Legal settlement(8)	770	—	770	—
Other non-cash items(9)	—	110	—	135
ADJUSTED EBITDA	$9,862	$4,823	$41,118	$18,886

(1)
The Company operates on a 52/53 week fiscal year that ends on the last Wednesday of the calendar year. Fiscal year 2014 was a 53-week year. The fourth quarter and fiscal year 2014 each contained an extra operating week.

(2)	Represents non-cash equity-based compensation expense. For the fiscal quarter and year ended December 30, 2015, amounts relate solely to stock options granted in connection with the IPO.

(3)	Non-capital expenditures associated with opening new Shacks exclusive of deferred rent incurred prior to opening.

(4)	Reflects the extent to which rent expense is greater than or less than cash rent payments.

(5)	Includes the loss on disposal of property and equipment in the ordinary course of business.

(6)
Non-recurring compensation expense incurred in connection with the IPO, including expense recognized in settlement of outstanding awards under the Company's Unit Appreciation Rights Plan, the related employer withholding taxes and the accelerated vesting of outstanding restricted Class B units.

(7)	Costs incurred in connection with the Company's IPO, including legal, accounting and other related expenses.

(8)	Expense incurred to establish an accrual related to the settlement of a legal matter.

(9)	For periods presented, represents non-cash charges related to certain employee benefits.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share
Adjusted pro forma net income represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that management believes do not directly reflect their core operations. Adjusted pro forma earnings per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding stock options.
Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that do not represent and should not be considered alternatives to net income and earnings per share, as determined by GAAP. Management believes adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share supplement GAAP measures and enables them to more effectively evaluate their performance period-over-period and relative to competitors. A reconciliation of adjusted pro forma net income to net income (loss) attributable to Shake Shack Inc., the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are set forth below.

	Fiscal Quarter Ended		Fiscal Year Ended
(in thousands, except per share amounts)	December 30, 2015	December 31, 2014(1)	December 30, 2015	December 31, 2014(1)
Numerator:
Net income (loss) attributable to Shake Shack Inc.	$1,246	$(1,427)	$(8,776)	$2,118
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests(2)	1,800	—	11,900	—
Non-recurring compensation expenses incurred in connection with the IPO(3)	—	—	12,818	—
IPO-related expenses(4)	—	1,180	635	2,675
Legal settlement(5)	770	—	770	—
Income tax expense(6)	(905)	(67)	(5,302)	(67)
Adjusted pro forma net income (loss)	$2,911	$(314)	$12,045	$4,726

Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	17,317	30,002	13,588	30,122
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(2)	19,665	—	22,635	—
Assumed issuance of shares in connection with the IPO and settlement of outstanding unit appreciation rights(7)	—	6,089	—	6,089
Dilutive effect of stock options	—	—	987	—
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	36,982	36,091	37,210	36,211

Adjusted pro forma earnings per fully exchanged share—diluted	$0.08	$(0.01)	$0.32	$0.13

(1)
The Company operates on a 52/53 week fiscal year that ends on the last Wednesday of the calendar year. Fiscal year 2014 was a 53-week year. The fourth quarter and fiscal year 2014 each contained an extra operating week.

(2)
Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.

(3)
Non-recurring compensation expense incurred in connection with the IPO. Includes expense recognized in settlement of outstanding awards under the Company's Unit Appreciation Rights Plan, the related employer withholding taxes and the accelerated vesting of outstanding restricted Class B units.

(4)	Costs incurred in connection with the Company's IPO, including legal, accounting and other related expenses.

(5)	Expense incurred to establish an accrual related to the settlement of a legal matter.

(6)
Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 33.0% and 41.7% for the fiscal quarter and year ended December 30, 2015, respectively, and 740.8% and 13.4% for the fiscal quarter and year ended December 31, 2014, respectively. Amounts include provisions for U.S. federal income taxes, certain LLC entity-level taxes and foreign withholding taxes, assuming the highest statutory rates apportioned to each applicable state, local and foreign jurisdiction.

(7)
Adjustment to give effect to (i) 5,750,000 shares issued to investors in the Company's IPO and (ii) 339,306 shares issued to participants of the Company's Unit Appreciation Rights Plan, both of which were not retrospectively applied in the computations of earnings per share for the fiscal quarter and year ended December 31, 2014.